Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 2007 RESULTS

MEDWAY, MA, February 13, 2008 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its fourth quarter and year ended December 31, 2007.

Net sales for the fourth quarter of 2007 increased by 16% to $44.5 million compared to $38.2 million for the corresponding 2006 period. This increase was driven by strong sales of both cardio and strength products and continued growth in the commercial equipment market. The Company reported net income for the fourth quarter of 2007 of $3.0 million, or $0.17 per diluted share, compared to net income of $2.8 million, or $0.16 per diluted share, reported for the fourth quarter of 2006.

For the year ended December 31, 2007, net sales increased by 15% to $146.5 million compared to $126.9 million for 2006. Net income for the year ended December 31, 2007 was $9.8 million, or $0.55 per diluted share, compared to net income of $20.1 million, or $1.18 per diluted share for 2006. The 2007 results include the third quarter reduction in the tax valuation reserve which increased net income by $5.2 million, or $0.29 per diluted share. The 2006 results include a second quarter reduction in the tax valuation reserve, which increased 2006 net income by $14.4 million or $0.85 per diluted share.

John Aglialoro, Chairman and CEO of CYBEX, commented, “Q4 2007 showed continued broad-based growth for sales of both cardio and strength products in U.S. and international markets. The commercial business continues to increase. The strong sales from products introduced in 2006 and 2007 confirm that our strategy is effective. The operating efficiencies from the new Minnesota facility have yet to be fully realized but we expect these improvements will be achieved over time. While the 2007 investments in this facility plus our sales, marketing and product development initiatives negatively impacted operating income for the year, these investment initiatives position CYBEX well for 2008 and beyond.”

The Company will hold a conference call today at 11:30 a.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexinternational.com. Under the category Company, click on Press Releases, scroll to bottom and select Q4 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2006, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 10, 2007.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$44,486	$38,212	$146,503	$126,924
Cost of sales	29,274	23,522	95,683	80,241

Gross profit	15,212	14,690	50,820	46,683
As a percentage of sales	34.2%	38.4%	34.7%	36.8%
Selling, general and administrative expenses	9,691	9,784	42,224	36,757

Operating income	5,521	4,906	8,596	9,926
Interest expense, net	379	170	963	1,839

Income before income taxes	5,142	4,736	7,633	8,087
Income tax provision (benefit)	2,150	1,960	(2,121)	(11,967)

Net income	$2,992	$2,776	$9,754	$20,054

Basic net income per share	$0.17	$0.16	$0.56	$1.22

Diluted net income per share	$0.17	$0.16	$0.55	$1.18

Shares used in computing basic net income per share	17,341	17,195	17,304	16,397

Shares used in computing diluted net income per share	17,745	17,815	17,781	17,062

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash	$609	$1,419
Accounts receivable, net	21,015	20,296
Inventories	13,803	9,620
Prepaid expenses and other	1,970	4,176
Deferred income taxes	4,325	3,509

Total current assets	41,722	39,020
Property and equipment, net	34,089	13,055
Goodwill	11,247	11,247
Deferred income taxes	10,718	8,773
Other assets	353	1,282

	$98,129	$73,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,628	$3,762
Accounts payable	7,021	5,570
Accrued expenses	13,887	15,627

Total current liabilities	23,536	24,959
Long-term debt	16,322	—
Other liabilities	3,229	2,751

Total liabilities	43,087	27,710
Stockholders’ equity	55,042	45,667

	$98,129	$73,377

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